EXHIBIT 99.1

Northern Technologies International Corporation Acquires Remaining Ownership Interest in Indian Joint Venture

Expected to Add an Additional $0.10 Per Diluted Share in Earnings and Approximately $10 Million to Consolidated Net Sales in Fiscal Year 2022

MINNEAPOLIS, Sept. 22, 2021 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (NASDAQ: NTIC), a leading developer of corrosion inhibiting products and services, as well as bio-based and biodegradable polymer resin compounds, today announced that it has acquired the remaining 50% ownership interest in its Indian joint venture, HARITA-NTI LTD. (“Zerust India”), for USD $6.25 million in cash. NTIC funded the purchase price with a combination of cash on hand and borrowings under its revolving line of credit, which was increased in connection with the transaction to $5.0 million.

“NTIC’s network of joint ventures was carefully built over the last 35 years, in order to efficiently expand our access to international markets and enable us to provide on-site technical service to our global customer base,” said G. Patrick Lynch, President and Chief Executive Officer of NTIC. “Many of our multinational customers either have their own operations in India or have suppliers based there, making it one of our strongest international markets. So, naturally, we look forward to further enhancing our presence there.”

Zerust India was originally formed in 2000, to provide NTIC’s leading Zerust® corrosion inhibiting products to a market that was rapidly becoming a key global source of high-quality automotive components. Zerust India had $5.7 million in revenue and $1.15 million in earnings in fiscal 2020 and $6.7 million in revenue and $1.77 million in earnings over the nine months ended May 31, 2021. Due to NTIC’s original ownership interest in Zerust India being just 50%, U.S. generally accepted accounting practices had required that the joint venture be reflected in NTIC’s consolidated financial statements via the equity method of accounting, with NTIC recording its 50% portion of the earnings in Equity in Income from Joint Ventures and Fees for Services Provided to Joint Ventures. With NTIC’s fiscal year 2022 starting on September 1st, going forward, Zerust India, the now wholly owned subsidiary, will be fully consolidated on NTIC’s consolidated financial statements effective as of September 1, 2021 and is expected to contribute approximately $10 million in net sales along with over $2.2 million in net income during fiscal year 2022, amounting to an additional $0.10 per diluted share in fiscal year 2022. NTIC’s 75% ownership stake in Natur-Tec India Private Limited is unaffiliated with Zerust India and was not part of this transaction. As of today’s announcement, NTIC has 10 operating subsidiaries and 18 global joint ventures across the world.

About Northern Technologies International Corporation
Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 60 countries either directly or via a network of subsidiaries, joint ventures, independent distributors and agents. NTIC’s primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets for over 40 years and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resins and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements
Statements contained in this release that are not historical information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include NTIC’s expectations regarding Zerust India’s contribution to NTIC’s net sales, net income and net income per diluted share in fiscal year 2022, and other statements that can be identified by words such as “expects,” “believes,” “continue,” “anticipates,” “intends,” “potential,” “will,” “may,” “would,” “should,” or words of similar meaning and the use of future dates. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC’s operating results for fiscal year 2021 and fiscal year 2022 and the effects of the COVID-19 pandemic, economic uncertainty, trade disputes, and political unrest on NTIC’s business and operating results; risks associated with NTIC’s international operations, including its exposure to fluctuations in foreign currency exchange rates and tariffs; NTIC’s relationships with and dependence on its joint ventures and fees and dividend distributions that NTIC receives from them; the level of future growth in NTIC’s markets; the success of NTIC’s investments in research and development; acceptance of existing and new products; competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies; rules relating to environmental, health and safety matters; the ability of NTIC to continue to pay dividends; and NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in NTIC’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended August 31, 2020 and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Investor and Media Contacts:
Matthew Wolsfeld, CFO
NTIC
(763) 225-6600